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                                                                    Exhibit 99.5

                                     [LOGO]

Pinnacle Holdings Inc.                                                    NEWS
301 North Cattlemen Road / Sarasota, Florida 34232
   941-364-8886
   Fax 941-364-8761

FOR IMMEDIATE RELEASE                                           SYMBOL:  BIGTQ
August 7, 2002                                        TRADED:  OTC Pink Sheets


           PINNACLE HOLDINGS INC. ANNOUNCES UPDATE ON CONTEMPLATED
                 NEW CREDIT FACILITY TO FUND BANKRUPTCY PLAN

SARASOTA, FL. August 7, 2002 - Pinnacle Holdings Inc. (OTC Pink Sheets: BIGTQ) ("Pinnacle Holdings" and together with its subsidiaries, "Pinnacle") today announced an update regarding the new credit facility being pursued to fund its recently-confirmed bankruptcy plan. As previously announced, the United States Bankruptcy Court for the Southern District of New York (the "Court") entered an order on July 30, 2002 confirming the amended joint plan of reorganization of Pinnacle Holdings and its wholly owned subsidiaries, Pinnacle Towers Inc., Pinnacle Towers III Inc. and Pinnacle San Antonio LLC. (the "Plan"). It was contemplated that the Plan would be funded by two new sources of capital: (1) an equity investment of up to $205.0 million by Fortress Investment Group, LLC ("Fortress") and Greenhill Capital Partners, L.P. ("Greenhill," and together with Fortress, the "Investors"), pursuant to the terms of the Securities Purchase Agreement entered into as of April 25, 2002 (the "Purchase Agreement"), and (2) an approximately $340 million new credit facility. As previously disclosed, the Investors have been pursuing such new credit facility pursuant to a Commitment Letter dated April 25, 2002, from Deutsche Bank Securities Inc. and Bank of America, N.A. issued to the Investors (the "Commitment Letter").

Since the Court entered the Order confirming the Plan, Pinnacle has been informed by the Investors that the Investors believe that, based on current market conditions, particularly as they relate to extensions of senior credit to companies associated with the telecommunications industry, the new credit facility contemplated by the Commitment Letter may not be able to be consummated on terms commercially acceptable to the Investors. Pinnacle understands from the Investors that the Investors are continuing to pursue financing to consummate the transactions contemplated by the Purchase Agreement. Consequently, Pinnacle continues to monitor these developments and evaluate its options consistent with its obligations under the Purchase Agreement and to Pinnacle's various constituencies. A condition precedent to the consummation of the transactions contemplated by the Purchase Agreement is the receipt of financing on terms not materially different from those set forth in the Commitment Letter. There can be no assurance that financing will be available to satisfy such financing condition. If the closing contemplated by the Purchase Agreement is not
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consummated on or before August 20, 2002, votes in favor of the Plan could be withdrawn, which could result in the need to re-solicit votes on the Plan. If certain of the terms of any alternative credit facility were to vary materially from those contemplated by the Commitment Letter, Pinnacle might need to re-solicit votes in favor of the Plan, amend the Plan or seek an alternative to the Plan which could result in Pinnacle's constituencies receiving different consideration than that contemplated by the current Plan of Reorganization.

ABOUT PINNACLE

Pinnacle is a provider of communication site rental space in the United States and Canada. At March 31, 2002, Pinnacle owned, managed, leased, or had rights to in excess of 4,000 sites. Pinnacle is headquartered in Sarasota, Florida. For more information on Pinnacle visit its web site at http://www.pinnacletowers.com. Information provided on our web-site is not incorporated into Pinnacle's filings with the Securities and Exchange Commission ("SEC") or this press release.

FORWARD-LOOKING STATEMENTS

This press release may contain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. Such forward looking statements include those regarding obtaining a credit facility to fund the Plan, to consummate the transactions contemplated by the Purchase Agreement and Pinnacle's emergence from bankruptcy. Although Pinnacle believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Pinnacle to be different from any future results, performance and achievements expressed or implied by these statements. Such risk factors include, but are not limited to: (1) the ability to negotiate and satisfy the conditions to closing a new credit facility; (2) the ability of the parties to the Purchase Agreement to satisfy the conditions to closing the Purchase Agreement; (3) Pinnacle's inability to emerge from bankruptcy as currently contemplated; (4) Pinnacle's substantial level of indebtedness, which could adversely affect its ability to react to changes in its business; (5) Pinnacle's indebtedness, including its senior credit facility, the Senior Notes and the Convertible Notes, which may be accelerated; (6) restrictive covenants on Pinnacle's debt agreements which may limit Pinnacle's ability to take actions that may be in its best interests; (7) Pinnacle's heavy dependence on its senior management; (8) the operation of a portion of Pinnacle's customer base under bankruptcy protection; (9) the success or failure of Pinnacle's efforts to implement its business strategy; (10) trends in subscriber growth and minutes of use for wireless communications; (11) access to capital for Pinnacle's customer base, which will affect their ability to deploy in the future further communications equipment installations that may require additional space on Pinnacle's sites; (12) changes in the nature of wireless


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communications technology that could cause Pinnacle's customers to require less space on its sites; (13) applicable court approval of the settlement of a consolidated class action lawsuit involving Pinnacle and certain of its current and former officers and directors; (14) actions taken by the lenders under Pinnacle's senior credit facility due to Pinnacle's defaults thereunder and the expiration of the prior agreement of such lenders to forbear from exerting certain remedies they have, subject to the bankruptcy laws, as a result of such default; (15) the success or failure of Pinnacle's efforts to sell its remaining colocation facilities or other assets; (16) the negative reaction of prospective and existing customers, vendors and others to continuing uncertainties regarding Pinnacle's financial condition in a manner that adversely affects Pinnacle; (17) in connection with diligence conducted by potential investors in Pinnacle and others regarding Pinnacle, the revelation of additional potential areas of concern; and (18) acts taken by Pinnacle's creditors in response to the defaults referenced above. Information about potential factors which could affect Pinnacle's financial results is included in the Risk Factors section of Pinnacle Holdings' 2001 Annual Report on Form 10-K filed with the SEC on April 16, 2002 and Pinnacle Holdings' other filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this press release and Pinnacle does not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contact: William T. Freeman, CFO, 941-364-8886 or Joe Furmanek, Investor Relations, 941-364-8886 ext. 1203


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